Exhibit 99.1

Contact:	Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES ANNOUNCES COMMENCEMENT OF

SOLICITATION WITH ITS LENDERS

RALEIGH, N.C., March 2, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced that it has commenced a solicitation of lender votes for a comprehensive restructuring of its debt. The proposed restructuring reflects an agreement in principle supported by the steering committee of lenders under the Company’s senior secured credit facility and the parties to the Company’s swap termination agreements that would result in a reduction of approximately $150 million of the Company’s debt and is intended to strengthen its long-term financial health.

Under the restructuring, approximately $620 million of existing obligations would be exchanged for $10 million in cash, $410 million in new term loans maturing in 2015, and approximately 82.6% of the common stock of Xerium. Existing shareholders would retain a meaningful minority equity ownership interest in the Company of approximately 17.4% of the common stock and would receive warrants to purchase up to an additional 10% of the common stock. In addition, the Company would enter into a new $80 million secured revolver and term loan credit facility.

The Company has been informed that the proposal is supported by lenders holding over a majority of the Company’s credit facility obligations and the Company is soliciting the approval of all its lenders. “While there can be no assurance we will obtain the unanimous support of our lenders for the restructuring required for implementation without court supervision, we expect that this solicitation process will yield the support we would need to quickly and successfully implement the proposed restructuring through a prepackaged plan of reorganization under chapter 11 of the U.S. Bankruptcy Code that, we believe, will preserve meaningful continuing equity value,” commented Stephen R. Light, Xerium’s Chairman, CEO and President.

“Also, as we have previously stated, the framework of this restructuring is consistent with our three-part operating strategy, launched in early 2008; reducing our debt load, introducing new products that our customers value and maximizing the contribution of our employees,” said Mr. Light. “I am pleased with the results of our constructive discussions with our lenders. We will continue to work diligently with them to make this process as smooth as possible for all parties and to complete the restructuring in an expedited manner. As a balance sheet-only restructuring, the proposed transaction anticipates that all suppliers will receive all amounts owed to them in the normal course of business. Once we’ve completed this process, we believe we’ll be well positioned to compete successfully in our served markets.”

The Company will seek votes from lenders party to the Company’s senior secured credit facility and from the parties to its swap termination agreements. Votes are not being solicited from the holders of any shares of the Company’s outstanding common stock. The solicitation period is currently set to expire at 4:00 p.m. (Eastern Time) on March 22, 2010. All votes must be received by The Garden City Group, Xerium’s voting agent, before the deadline.

While Xerium would seek to maintain its public listing status on the NYSE throughout this process, there can be no assurances that this will be possible. The Company is operating under an NYSE-approved plan to address quantitative non-compliance with certain NYSE listing requirements. If the proposed restructuring is completed, Xerium expects that the Company’s quantitative non-compliance would also be successfully addressed within the timeframes required under NYSE rules.

This press release is for informational purposes only and is not a solicitation to accept or reject the proposed Plan of Reorganization referred to herein or an offer to sell or a solicitation of an offer to buy any securities of the Company. Any solicitation or offer to sell will be made pursuant to and in accordance with the solicitation and disclosure statement distributed to holders of the Company’s debt under the senior secured credit facility and the parties to the swap termination agreements.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) we may not be able to obtain sufficient approval of our lenders necessary to implement the proposed restructuring plan with or without bankruptcy court assistance; (2) the bankruptcy court may not confirm the restructuring plan; (3) we may not be able to achieve compliance with NYSE continued listing standards and thus may be unable to maintain our NYSE listing status; (4) we may be unable to successfully resolve our credit issues, which would result in the acceleration of our debt, and we anticipate we may not have sufficient cash available to pay our debt and continue operations, (5) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; (6) market improvement in our industry may occur more slowly than we anticipate or not at all; (7) our plans to reduce trapped cash, develop new products, and reduce costs may not be successful; and (8) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2008, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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